3umph Studios
Street address of principal office: 1700 Northside Drive A7 1224, 30318

Company Telephone Number: 4708144738

Website: https://3umphstudios.com

Email: biz@jeralclyde.com

Chief Executive Officer: Jeral Clyde II

Telephone Number: 4708144738

Type of securities offered: Common Stock A

Price per security: $6.00

Sales commission, if any: 1%

Minimum number of securities offered: 833,333.000

Maximum number of securities offered: 833,333.00

Total proceeds:	If minimum sold: $4,500,000.00

If maximum sold: $4,500,000.00

Disclosure: We are not presenting you with a business opportunity. We are not presenting you with a distributorship. We are not making any claims as to income you may earn. We are not presenting you with an opportunity to get rich. Before embarking on any endeavor, please use caution and seek the advice of your own personal professional advisors, such as your attorney and your accountant. Where income figures are mentioned if any, those income figures are anecdotal information passed on to us concerning the results achieved by the individual sharing the information. We have performed no independent verification of the statements made by those individuals. Please do not assume that you will make those same income figures. Please do not construe any statement in this website as a claim or representation of average earnings.
There are NO average earnings. Testimonials and statements of individuals are not to be construed as claims or representations of average earnings. We cannot, do not, and will not make any claims as to earnings, average, or otherwise. SelfCertification of Financials

I, , being the
of ,
a  Corporation, hereby certify as of
the date of this Form C or Form CA that
(i) the accompanying unaudited financial statements of the Company, which comprise the balance sheet as of December 31, 2019 and December 31, 2020 and the related statements of income deficit, stockholders equity and cash flows for the years ended December 31, 2019 and December 31, 2020, and the related noted to said financial statements collectively, the Financial Statement, are true and complete in all material respects and ii while the Company has not yet filed tax returns for the years ending December 31, 2019 and December 31, 2020, any tax return information in the Financial Statements reflects accurately the information that would be reported in such tax returns.